RESEARCH FRONTIERS CEO JOSEPH M. HARARY TO PRESENT
KEYNOTE ADDRESS AT ID TECHEX SMART GLASS CONFERENCE
IN CALIFORNIA THIS WEEK

Woodbury, NY – November 17, 2014. Joseph M. Harary, President and CEO of Research Frontiers, will give the keynote address on Smart Glass at the sixth annual 2014 IDTechEx Energy Harvesting and Storage USA Conference in Santa Clara, California from November 19-20. His presentation “SmartGlass: Can your glass do this?” will be given on November 19 and will outline the various types of dynamic glazing technologies and the benefits of using smart glass in general, and SPD-SmartGlass in particular, to save energy, improve occupant comfort, productivity and well-being. Mr. Harary’s keynote presentation will also focus on how SPD-SmartGlass, the world’s best-selling smart window technology, is being deployed in the architectural, automotive, aircraft, marine and museum industries.

Joseph M. Harary President and CEO of Research Frontiers noted: “I am honored to be asked by IDTechEx to make the keynote presentation on smart glass and to share the stage with other smart window technology developers Sage, View, and Merck. There is a clear difference in the performance characteristics of different smart glass technologies such as Suspended Particle Device (SPD), electrochromic, and liquid crystal technologies. Attendees at this conference will learn about all of these technologies and why SPD-SmartGlass has become the best-selling smart window technology in the world with tens of thousands of customers currently enjoying the benefits of SPD products around the world.”

This sixth annual IDTechEx event provides insight into energy harvesting technologies, case studies and markets, ranging from consumer electronics and sensors all the way to vehicles, building and industrial automation.

For more information, please visit the:

  IDTechEx Event Website
  Research Frontiers Keynote Presentation Page

About Research Frontiers Inc.

Research Frontiers is the developer of SPD-Smart light-control technology which allows users to instantly, precisely and uniformly control the shading of glass or plastic, either manually or automatically. Research Frontiers has built an infrastructure of over 40 licensed companies that collectively are capable of serving the growing global demand for smart glass products in automobiles, homes, buildings, museums, aircraft and boats. For more information, please visit our website at www.SmartGlass.com, and on Facebook, Twitter, LinkedIn and YouTube.

For further information, please contact:

Joseph M. Harary
President and CEO
Research Frontiers Inc.
+1-516-364-1902
Info@SmartGlass.com

Note: From time to time Research Frontiers may issue forward-looking statements which involve risks and uncertainties. This press release contains forward-looking statements. Actual results could differ and are not guaranteed. Any forward-looking statements should be considered accordingly. "SPD-Smart" and "SPD-SmartGlass" are trademarks of Research Frontiers Inc.